Exhibit 3.1

Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF  DELAWARE, DO HEREBY CERTIFY THE ATTACHED

IS A TRUE AND CORRECT  COPY OF THE CERTIFICATE OF AMENDMENT OF "GOLDVALE RESOURCES INC.",

CHANGING ITS NAME FROM "GOLDVALE RESOURCES INC." TO "NXT NUTRITIONALS HOLDINGS, INC.",  FILED IN THIS

OFFICE ON THE THIRD DAY OF DECEMBER, A.D. 2008, AT 1:41 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW

CASTLE COUNTY RECORDER OF DEEDS.

4147990 8100 081161428	/s/ Harriet Smith Windsor Harriet Smith Windsor, Secretary of State AUTHENTICATION: 6999830 DATE: 11-29-07
You may verify this certificate online
at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:02 PM 12/0.3/2008
FILED 01:41 PM 12/03/2008
SRV 081161428 - 4147990 FILE

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

GOLDVALE RESOURCES INC.

It is hereby certified that:

I.        The name of the corporation (hereinafter called the "corporation") is GOLDVALE RESOURCES INC.

          2. The certificate of incorporation of the corporation is hereby amended by striking out Article[s] I thereof and by substituting in lieu of said Article[s] the following new Article[s]:

ARTICLE 1: The new corporation name is NXT NUTRITIONALS HOLDINGS, INC.

          3. The arnendinent[s] of the certificate of incorporation herein certified has [have) been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Signed on November 24, 2008

/s/ Brian Renda
Brian Renda
President and Chief Executive Officer